Exhibit 99.4

SUBJECT: Today’s Announcement!

Fellow Acordans:

I’m excited to let you know that this morning we announced an agreement to purchase Biotie Therapies, a Finland- and San Francisco-based biotechnology company that is developing novel neuroscience compounds. These compounds include a Phase 3 medication for Parkinson’s disease, tozadenant, with the potential for an NDA filing by the end of 2018, as well as SYN120, a Phase 2 medicine for dementia associated with Parkinson’s and Alzheimer’s disease. Acorda will therefore have 3 compounds with potential NDAs between Q1 2017 and the end of 2018. Our overall clinical pipeline will now be even more robust and well balanced, with a total of 8 drugs in clinical development, four in Phase 3, two in Phase 2 and two in Phase 1 (see press release here http://ir.acorda.com/investors/investor-news/default.aspx).

This is a major step forward in Acorda’s development. I believe it will provide us with the potential to develop even more novel therapies that deliver on our mission – to restore function and improve the lives of people with neurological disorders.

We expect to welcome the approximately 30 Biotie personnel in San Francisco as part of the Acorda family, which will give Acorda operations in three major U.S. biotechnology centers: New York, Boston and San Francisco. Biotie’s Finnish operations will also remain open in the near term. Note that because of the legalities involved in acquiring a Finland-based company, we expect that the tender offer will commence in 4-6 weeks and that the acquisition will not become final until the second half of 2016.

We will host an all-Acorda meeting later today to provide details and answer your questions.

I want to send a huge shout out to the many Acordans, across multiple disciplines, who have worked virtually non-stop over the past couple of months, including the holiday break and weekends, to achieve this milestone. “We work our butts off…” and I guarantee that once we close, “…we will have fun!”

Therapies or Bust!

Ron

Additional Information

The tender offer described in this e-mail has not yet commenced, and this e-mail is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Acorda will file, or will cause a new wholly owned subsidiary to file, with the SEC a tender offer statement on Schedule TO. Investors and holders of Biotie equity interests are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Biotie with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov upon the commencement of the tender offer. In addition, a copy of the offer to purchase, letter of transmittal and other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Acorda at www.acorda.com or Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, New York 10502.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Acorda files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Acorda at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Acorda’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

THE TENDER OFFER WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND AND THE UNITED STATES.

IN ADDITION, THE TENDER OFFER DOCUMENTS, THIS E-MAIL AND RELATED MATERIALS AND ACCEPTANCE FORMS WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG. THE TENDER OFFER CANNOT BE ACCEPTED BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG.